Exhibit 14

Listing of All Persons Directly or Indirectly Controlled By or Under Common Control with

The Variable Annuity Life Insurance Company, the Depositor of Registrant
Name of Corporation*	Jurisdiction of Incorporation	% of Voting Securities Owned by its Immediate Parent
American General Corporation	Texas	100%
AGC Life Insurance Company	Missouri	100%
AIG Life of Bermuda, Ltd.	Bermuda	100%
All American Life Insurance Company	Illinois	100%
American General Bancassurance Services, Inc.	Illinois	100%
WSMRP, Ltd.	Turks & Caicos	100%
American General Life and Accident Insurance Company	Tennessee	100%
North Central Life Insurance Company	Minnesota	100%
North Central Caribbean Life, Ltd.	Nevis	100%
The Old Line Life Insurance Company of America	Wisconsin	100%
The United States Life Insurance Company in the City of New York	New York	100%
American General Life Insurance Company	Texas	100%
American General Annuity Service Corporation	Texas	100%
American General Life Companies	Delaware	100%
American General Life Insurance Company of New York	New York	100%
The Variable Annuity Life Insurance Company	Texas	100%
The Variable Annuity Marketing Company	Texas	100%
American General Retirement Services Company	Texas	100%
VALIC Trust Company	Texas	100%
American General Property Insurance Company	Tennessee	51.85%**
American General Property Insurance Company of Florida	Florida	100%
The Franklin Life Insurance Company	Illinois	100%
The American Franklin Life Insurance Company	Illinois	100%
Franklin Financial Services Corporation	Delaware	100%
AIG Annuity Insurance Company	Texas	100%

*Certain subsidiaries have been omitted from the tabulation. The omitted subsidiaries, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

**Also owned 48.15% by American General Life and Accident Insurance Company.